EXHIBIT 10.13.7

GMAC COMMERCIAL FINANCE LLC

1290 Avenue of the Americas

New York, New York 10104

February 24, 2009

TARRANT APPAREL GROUP

FASHION RESOURCE (TCL), INC.

TAG MEX, INC.

PRIVATE BRANDS, INC.

3151 East Washington Boulevard

Los Angeles, CA 90023

Re:	Consent to Enter Into Merger Agreement and Amendments to Agreements

Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement dated as of June 16, 2006 (as the same may have been amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Loan Agreement”), by and among Tarrant Apparel Group (“Holding”), Fashion Resource (TCL), Inc. (“Fashion”), TAG MEX, Inc. (“Tag Inc.”), and Private Brands, Inc. (“Private” and, together with Holding, Fashion and Tag Inc., the “Borrowers”), the financial institutions which are now or which hereafter become a party thereto (each a “Lender” and collectively, the “Lenders”) and GMAC Commercial Finance LLC (“GMAC CF”), as agent for the Lenders (GMAC CF, in such capacity, “Agent”) and to all other documents, instruments and agreements executed and/or delivered pursuant thereto or in connection therewith (all of the foregoing, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, together with the Loan Agreement, collectively, the “Loan Documents”). All capitalized terms used and not otherwise defined in this letter agreement (this “Consent”) shall have the respective meanings ascribed to them in the Loan Agreement.

The Borrowers have advised Agent that Holding desires to enter into that certain Agreement and Plan of Merger, in the form of Exhibit A hereto, subject to such changes thereto as are acceptable to Agent (the “Merger Agreement”), by and among Holding, Sunrise Acquisition Company, LLC (“Parent”), Sunrise Merger Company (“Merger Sub”), Gerard Guez and Todd Kay. Upon the consummation of the transactions contemplated under the Merger Agreement (the “Merger”), Merger Sub will be merged with and into Holding with Holding surviving as a wholly-owned subsidiary of Parent (the “Surviving Corporation”). The Borrowers have requested that, notwithstanding the terms of the Loan Agreement to the contrary, Agent and the Lenders consent to Holding entering into the Merger Agreement and the consummation of the transactions contemplated thereby, which Agent and the Lenders have agreed to do subject to the terms and provisions hereof.

A. Consent. In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Agent, the Lenders and the Borrowers hereby agree as follows:

1. Subject to the terms and conditions set forth herein, Agent and the Lenders hereby consent to Holding entering into the Merger Agreement, the consummation of the Merger, and all the other transactions provided for under the Merger Agreement. Notwithstanding the foregoing, the Borrowers expressly acknowledge, confirm and agree that the Closing (as defined in the Merger Agreement) is subject to certain conditions precedent set forth in the Merger Agreement, and such terms and conditions shall not be amended, modified or waived without Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed by Agent.

2. The Borrowers acknowledge, confirm and agree that (i) Agent and Lenders will not provide any financing necessary to consummate the Merger and (ii) nothing contained herein is or shall be construed to be an expression of interest or a commitment on the part of Agent or any Lender to provide any working capital financing to Parent, the Surviving Corporation or any of their respective Subsidiaries (“Ongoing Financing”), which Ongoing Financing may or may not be provided by Agent and Lenders in their sole and absolute discretion.

3. The Borrowers further acknowledge, confirm and agree that, if Agent and Lenders elect not to provide Ongoing Financing (the “Opt-Out Election”), which Opt-Out Election shall be made in the sole discretion of Agent and Lenders and shall not be made until after the consummation of the Merger, then, on the Business Day that is sixty (60) Business Days following Agent’s delivery of written notice (the “Opt-Out Notice”) of the Opt-Out Election to the Surviving Corporation (such Business Day, the “Opt-Out Date”), all Obligations shall be immediately due and payable, without offset, defense or counterclaim of any kind or nature, all of which are hereby expressly waived. If Agent and Lenders exercise the Opt-Out Election and so long as no Event of Default has occurred and is continuing on the Opt-Out Date, the obligation, if any, of the Borrowers to pay (i) the Early Termination Fee (as defined in the Fee Letter) and (ii) the amount payable under Paragraph 9(c) of the Factoring Agreement (the “Factoring Agreement Early Termination Fee”) shall be waived by Agent and Lenders. Nothing herein shall be construed to limit Agent’s and Lenders’ rights and remedies, including, without limitation, the right to receive the Early Termination Fee and the Factoring Agreement Early Termination Fee, as applicable, in the event that the Loan Agreement or the Factoring Agreement is terminated other than pursuant to the exercise of the Opt-Out Election.

4. The Borrowers further acknowledge, confirm and agree that, if (a) the Borrowers request that Agent and Lenders provide Ongoing Financing and provide to Agent a business plan, in form and substance satisfactory to Agent and Lenders, and a summary of the proposed terms and conditions of such requested Ongoing Financing (a “Term Sheet”), and (b) Agent and Lenders elect to provide such Ongoing Financing upon substantially the same terms and conditions as set forth in the Term Sheet and deliver to the Borrowers a signed commitment letter therefor, Parent or the Surviving Corporation shall obtain, or shall cause such Subsidiaries to obtain, such Ongoing Financing from Agent and Lenders; provided, that, so long as no Event of Default has occurred and is continuing at the time of the consummation of such Ongoing Financing, the obligation, if any, of the Borrowers to pay the Early Termination Fee and the Factoring Agreement Early Termination Fee shall be waived by Agent and Lenders. In the event that Agent and Lenders elect not to provide such Ongoing Financing, the right to receive the Early Termination Fee and the Factoring Agreement Early Termination Fee, as applicable, shall not be waived unless a bona fide commitment letter signed by an Other Lender (as hereinafter defined) has been provided to Agent in accordance with Paragraph B below and all of the terms and provisions of such Paragraph B have been complied with by Parent, the Surviving Corporation and their respective Subsidiaries. Nothing herein shall be construed to limit Agent’s and Lenders’ rights and remedies, including, without limitation, the right to receive the Early Termination Fee and the Factoring Agreement Early Termination Fee, as applicable, in the event that Agent and Lenders offer Ongoing Financing pursuant to a signed commitment letter and Parent, the Surviving Corporation or such Subsidiaries do not consummate such Ongoing Financing with Agent and Lenders.

5. The failure of Borrowers to promptly provide Agent and the Lenders with such information as Agent and the Lenders may reasonably request from time to time as Agent and the Lenders deem necessary to consider providing any Ongoing Financing shall constitute an Event of Default under the Loan Documents.

B. Right of First Refusal. If, at any time (including after receipt of an Opt-Out Notice) in which the Loan Documents are in effect, Parent, the Surviving Corporation or any of their respective Subsidiaries receives from a third party (an “Other Lender”) a bona fide commitment letter signed by such Other Lender (each, an “Offer”), which provides for working capital financing to Parent, the Surviving Corporation or any of their respective Subsidiaries, the Surviving Corporation, on behalf of Parent, itself or such Subsidiaries, shall immediately notify Agent of the Offer in writing, including a copy of such commitment letter and all material terms of the Offer, including the pricing, structure, personal and corporate guarantees, collateral, side collateral and other credit enhancements provided by any Person. Agent and Lenders shall have forty-five (45) calendar days after receipt of such notice (the “Option Period”) to agree to provide similar financing in the place of such Other Lender upon substantially the same terms and conditions (or terms more favorable to Parent, the Surviving Corporation or such Subsidiaries) as set forth in the Offer. The failure of Borrowers to promptly provide Agent and the Lenders with such information as Agent and the Lenders may reasonably request from time to time as Agent and the Lenders deem necessary to consider providing any such similar financing shall constitute an Event of Default under the Loan Documents. Agent shall notify the Surviving Corporation in writing of Agent’s and Lenders’ agreement to provide such similar financing pursuant hereto (the “Acceptance Notice”), in which case Parent or the Surviving Corporation shall obtain, or shall cause such Subsidiaries to obtain, such financing from Agent and Lenders and shall not accept the Offer from such Other Lender. If no Acceptance Notice has been received from Agent within the Option Period, Parent, the Surviving Corporation or such Subsidiaries may consummate the transaction described in the Offer (the “Transaction”) with the Other Lender on the terms and conditions set forth in the Offer; provided, that, so long as no Event of Default has occurred and is continuing at the time of the consummation of the Transaction with the Other Lender, the obligation, if any, of the Borrowers to pay the Early Termination Fee and the Factoring Agreement Early Termination Fee shall be waived by Agent and Lenders. Nothing herein shall be construed to limit

Agent’s and Lenders’ rights and remedies, including, without limitation, the right to receive the Early Termination Fee and the Factoring Agreement Early Termination Fee, as applicable, in the event that (i) an Acceptance Notice has been received from Agent within the Option Period and Parent, the Surviving Corporation or such Subsidiaries consummate the Transaction with the Other Lender or, (ii) regardless whether or not an Acceptance Notice has been received from Agent within the Option Period, Parent, the Surviving Corporation or such Subsidiaries consummate the Transaction with the Other Lender on terms and conditions other than those set forth in the Offer.

C. Amendments to Loan Agreement.

1. The definition of “Maximum Loan Amount” appearing in Section 1.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“ “Maximum Loan Amount” shall mean $40,000,000.”

2. Section 2.1(a)(ii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) up to the lesser of (A) the lesser of (I) up to sixty percent (60%), subject to the provisions of Section 2.1(c), of the lesser of (1) the aggregate cost, calculated on a first-in-first-out basis, of Eligible Inventory at such time and (2) the aggregate fair market value of Eligible Inventory at such time and (II) up to eighty-five percent (85%), subject to the provisions of Section 2.1(c), of the Net Orderly Liquidation Value of Eligible Inventory at such time; provided that, in no event shall the aggregate outstanding Revolving Advances made against Eligible Inventory comprised of Retained Goods exceed $1,000,000 outstanding at any time; and (B) $5,000,000 (clauses (A) and (B) collectively, the “Inventory Advance Rate” and, together with the Accounts Advance Rate, the “Advance Rates”); minus”

3. The penultimate sentence of Section 2.10 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“The maximum amount of outstanding Letters of Credit shall not exceed $2,000,000 in the aggregate at any time.”

4. The first sentence of Section 9.2(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Deliver to Agent on or before the fifteenth (15th) day of each month as and for the prior month (a) accounts payable agings (which shall include agings of accounts payable owing by Borrowers’ Subsidiaries located in Hong Kong and separate agings of accounts payable owing by such Hong Kong Subsidiaries related to sourcing of goods to be sold to Borrowers’ Affiliate Seven Licensing Company LLC), (b) a detailed report of Borrower’s cash position (including the cash position of any direct or indirect and wholly or partially owned Subsidiary) and (c) Inventory reports together with a detailed Inventory listing.”

5. The first sentence of Section 13.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (a) the date which is the fourth anniversary of the Closing Date (the “Original Term”), (b) the acceleration of all Obligations pursuant to the terms of this Agreement or (c) the date on which this Agreement shall be terminated in accordance with the provisions hereof or by operation of law (the “Termination Date”; such period referred to herein as the “Term”).”

D. Amendments to Factoring Agreement.

1. Paragraph 9(a)(i) of the Factoring Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Factor may terminate this agreement at any time upon ninety (90) days prior written notice to Client. If not so terminated, this agreement shall remain in full force and effect unless Client gives Factor written notice of termination (by certified mail, return receipt requested) no less than ninety (90) days prior to and effective as of June 16, 2010 or as of June 16 occurring in any year thereafter; or”

2. Clause (iii) of the first sentence of Paragraph 9(c) of the Factoring Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) Two Hundred Fifty Thousand Dollars ($250,000) if the termination occurs on or after the second anniversary of the Effective Date to and including June 15, 2010.”

E. Additional Covenants.

1. In the event that Holding, any Borrower or Surviving Corporation or any of its Affiliates becomes indebted to Parent or Merger Sub in connection with the financing of the Merger or otherwise, the Parent and Merger Sub, as the case may be, shall execute and deliver in favor of Agent and Lenders, concurrently with the consummation of the Merger, a subordination agreement in favor of Agent and Lenders with respect to such indebtedness, which subordination agreement shall be in form and content satisfactory to Agent and Lenders, in their reasonable discretion. Without limiting Agent’s and Lenders’ discretion in any way, such subordination agreement shall provide for a full subordination and prohibition of payment of all indebtedness, including, without limitation, principal, interest, costs, fees and expenses, owing by the obligated party to Parent and Merger Sub, as the case may be, and shall confirm that such indebtedness shall not come due and payable until at least sixty (60) days after the last day of the Term. Failure to timely deliver such subordination agreement, in form and content satisfactory to Agent and Lenders, in their reasonable discretion, shall constitute an Event of Default under the Loan Agreement.

2. After giving effect to the Merger, at least eighty-five percent (85%) of the issued and outstanding capital stock of Parent shall be held by Gerard Guez, Todd Kay, the spouses of such individuals, or family trusts controlled by such individuals.

3. Within thirty (30) days of the date hereof, Borrowers shall deliver to Agent a fully executed account control agreement, in form and content satisfactory to Agent, with respect to each deposit account, securities account and disbursement account of each of the Borrowers which is not subject to an account control agreement as of the date hereof (except any such account maintained by any Borrower with DBS Bank Ltd.).

F. Condition to Effectiveness. The consent and amendments set forth in this agreement shall not be effective until (i) GMAC CF, as a Lender, and UPS Capital Corporation (“UPSC”) have executed a Commitment Transfer Supplement, pursuant to which UPSC sells, assigns and transfers to GMAC CF all of UPSC’s rights, obligations and commitments under the Loan Agreement and the other Loan Documents, (ii) GMAC CF has paid to UPSC the purchase price therefor and (iii) all of the transactions contemplated by such Commitment Transfer Supplement (the “UPSC Buyout”) have otherwise been consummated in accordance with the terms and conditions thereof and of the Loan Agreement. GMAC CF acknowledges, confirms and agrees that it has received all required approvals from its credit committee for the UPSC Buyout and, provided that no Material Adverse Effect occurs on or after the date hereof and on or prior to February 25, 2009, GMAC CF intends to consummate the UPSC Buyout prior to the close of business on February 25, 2009.

G. General Provisions.

1. Except as otherwise expressly provided herein, nothing contained herein shall prejudice, waive or alter, or be deemed to prejudice, waive or alter, any of Agent’s and the Lenders’ rights and remedies under the Loan Agreement or any of the other Loan Documents against the Borrowers or any assets the Borrowers.

2. Except as specifically set forth herein, no other changes or modifications to the Loan Agreement or the other Loan Documents are intended or implied, and, in all other respects, the Loan Agreement and the other Loan Documents shall continue to remain in full force and effect in accordance with their terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by Agent and the Lenders of any other provision of the Loan Agreement or any of the other Loan Documents nor shall anything contained herein be construed as a consent by Agent and the Lenders to any transaction other than those specifically consented to herein. This agreement is an “Other Document” as such term is defined in the Loan Agreement.

3. The terms and provisions of this agreement shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this Agreement.

4. This agreement may be signed in counterparts, each of which shall be an original and all of which taken together constitute one amendment. In making proof of this agreement, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged. This agreement may be executed and delivered via telecopier or other means of electronic communication with the same force and effect as if it were a manually executed and delivered counterpart.

5. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

6. This agreement sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This agreement cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.

Very truly yours,

GMAC COMMERCIAL FINANCE LLC, as Agent and a Lender

By:	/s/ David Grabosky
Name:	David Grabosky
Title:	Vice President

ACKNOWLEDGED AND AGREED:

TARRANT APPAREL GROUP

By:	/s/ Patrick Chow
Name:	Patrick Chow
Title:	Chief Financial Officer

FASHION RESOURCE (TCL), INC.

By:	/s/ Patrick Chow
Name:	Patrick Chow
Title:	Chief Financial Officer

TAG MEX, INC.

By:	/s/ Patrick Chow
Name:	Patrick Chow
Title:	Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

PRIVATE BRANDS, INC.

By:	/s/ Patrick Chow
Name:	Patrick Chow
Title:	Chief Financial Officer

SUNRISE ACQUISITION COMPANY, LLC

By:	/s/ Gerard Guez
Name:	Gerard Guez
Title:	Manager